Exhibit 10.1

Analogic Corporation

Annual Incentive Plan for Fiscal Year 2016

Employee:		Company:

Title:		Target Level:

Plan Year:	8/1/2015 – 7/31/2016	Supervisor:

Congratulations! Analogic Corporation (the “Company”) has selected you to participate in its Annual Incentive Plan (the “Plan”) for Fiscal Year 2016. A summary of the terms of the Plan, as it applies to you, is shown below*:

1.	Eligibility to Earn an Award

You will be eligible to earn an award under the Plan if all of the following conditions apply:

(a)	Analogic achieves at least 50% of its Non-GAAP Earnings per Share (EPS) budget for fiscal year 2016;

(b)	you are an employee of the company on July 31, 2016**,or your employment is terminated involuntarily after January 31, 2016 and you are eligible for Severance Benefits.

2.	Performance Factors

The Target Level for your award is listed above. Your actual award may be greater or less than the Target Level, depending on the Company’s results and your performance relative to Individual Objectives for the Plan year. If you are eligible to receive an award, your final award amount will be determined based upon the following performance factors:

(a)	Analogic Non-GAAP EPS – 70% of your award shall be determined by Analogic’s year-end results for Non-GAAP EPS relative to budget for fiscal year 2016.

(b)	Analogic Revenue – 30% of your award shall be determined by Analogic’s year-end results for total Company Revenue relative to budget for fiscal year 2016.

3.	Determining your award

(a) Your award will be equal to your Target Level multiplied by your Eligible Base Earnings, adjusted for the actual performance measures relative to budget attained for 2016. Eligible Base Earnings means total base salary payments (including vacation, sick and holiday pay) made through Company payroll for the Plan year. Payments made to employees during approved medical leaves of absence are excluded.

(b) Actual awards will range from 1 to two (2) times the Target Level for the performance factors and 0 to 1.5 times the Target Level for individual objectives.

(c) If you are not eligible for an award for the entire 2016 fiscal year or if your Target Level changes during the Plan year, your award will be pro-rated based on the number of months that you were eligible to receive the award.

This document is not an employment agreement, and terms of employment are unaffected because of this document. Equitable adjustments will be made to exclude the impact of acquisitions or divestitures during the performance period. The Company reserves the right to adjust awards up or down in its discretion based on exceptional circumstances. If Analogic Non-GAAP EPS is less than 50% of Budget, no awards will be earned under this plan.

*	For more information concerning the Plan, please contact the Human Resources Department
**	Because payment of an award under the Plan is determined in part upon the Company’s performance during the 2016 Fiscal Year, the payment date of any award will be after the completion of fiscal year 2016, as determined in the sole discretion of the Company’s Compensation Committee.